Delta Funding Corporation

Securitization Pool Comparison

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Term Sheet vs. Final Collateral
	Renaissance		Renaissance		Renaissance		Renaissance
	2002-4		2002-4		2002-3		2002-3
	Term Sheet		Final		Term Sheet		Final
Number of Loans	1,239		1,839		1,128		2,299
Loan Principal Balance	$147,161,953.00		$224,999,311.91		$116,367,236.15		$249,998,735.06
Minimum	$24,683.18		$24,683.18		$24,728.29		$17,693.33
Maximum	$449,715.39		$500,000.00		$521,000.00		$520,108.86
Average	$118,774.78		$122,348.73		$103,162.44		$108,742.38
Mortgage Rate
Minimum	5.990%		5.690%		6.390%		6.090%
Maximum	13.440%		13.440%		14.465%		14.465%
Weighted Average	8.932%		8.833%		9.700%		9.397%
Remaining Term
Minimum	60		58		60		55
Maximum	360		360		360		358
Weighted Average	326		327		323		319
Original CLTV Ratio
Minimum	16.04%		12.24%		17.14%		4.83%
Maximum	100.00%		100.00%		100.00%		100.00%
Weighted Average	77.76%		77.45%		75.33%		76.11%
FICO Score
Weighted Average	615		617		604		607
% Fixed Rate	66.77%		67.27%		71.33%		68.40%
% Adjustable Rate	33.23%		32.73%		28.67%		31.60%
% First Lien	97.45%		97.67%		95.40%		96.49%
% Full Documentation	70.52%		70.55%		76.96%		74.90%
Occupancy Type
Owner Occupied	88.00%		88.42%		90.86%		91.67%
Non-Owner Occupied	12.00%		11.58%		9.14%		8.33%
Property Type
Single Family	72.55%		72.30%		73.23%		75.51%
Two-Four Family	17.42%		17.68%		18.68%		17.45%
Condominium	3.78%		3.43%		2.35%		2.24%
Five-Eight Family	2.69%		2.68%		1.82%		1.64%
Multi-Use	1.98%		2.35%		2.11%		1.54%
Manufactured Housing	1.58%		1.57%		1.82%		1.61%
Credit Grade
A	89.36%		88.65%		81.94%		84.34%
B	5.67%		6.15%		8.86%		7.54%
C	3.65%		3.88%		6.24%		5.57%
D	1.32%		1.31%		2.96%		2.55%
Geographic Concentration (Top 3 States)	22.80%	NY	24.19%	NY	28.26%	NY	26.21%	NY
	11.48%	IL	10.89%	IL	9.41%	NJ	9.64%	NJ
	9.79%	NJ	9.70%	NJ	9.36%	IL	9.00%	IL
% of Loans with Prepayment Penalties	81.69%		82.39%		81.52%		81.82%
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